EXHIBIT 1
                                                                 CONFORMED COPY

                           TERM LOAN MASTER AGREEMENT

            TERM LOAN MASTER AGREEMENT, dated as of November 19, 2001 (this "Agreement"), by and among Motient Corporation (formerly known as American Mobile Satellite Corporation) (the "Borrower"), Hughes Electronics Corporation ("Hughes"), Singapore Telecommunications Ltd. ("Sing Tel") and Baron Capital Partners, L.P. ("Baron") (each of Hughes, Sing Tel and Baron, a "Guarantor" and collectively, the "Guarantors").

                              W I T N E S S E T H :

            WHEREAS, the Borrower is party to the Term Credit Agreement, dated as of March 31, 1998 (as amended, the "Term Credit Agreement"), among the Borrower, the financial institutions party thereto, as Banks (the "Banks"), Morgan Guaranty Trust Company of New York, as Documentation Agent, and Toronto Dominion (Texas), Inc., as Administrative Agent (the "Administrative Agent");

            WHEREAS, loans made to the Borrower by the Banks under the Term Credit Agreement in the aggregate principal amount of $19,250,000 are outstanding at the date hereof (the "Loan");

            WHEREAS, the Borrower granted a security interest to the Administrative Agent for the ratable benefit of the Banks in and to certain collateral, including 9,757,262 shares of common stock, par value $0.01 per share (the "XM Shares"), of XM Satellite Radio Holdings Inc. ("XM Radio"), to secure its obligations under the Term Credit Agreement pursuant to the Term Loan Security and Pledge Agreement, dated as of March 31, 1998 (as amended, the "Term Security Agreement"), between the Borrower and the Administrative Agent;

            WHEREAS, Hughes has guaranteed the punctual payment when due of the Tranche A Loans of the Borrower under the Term Credit Agreement pursuant to the Guaranty, dated as of March 31, 1998 (the "Hughes Term Guaranty"), made by Hughes to the Administrative Agent, for its own benefit and for the benefit of the Banks;

            WHEREAS, Sing Tel has guaranteed the punctual payment when due of the Tranche B Loans of the Borrower under the Term Credit Agreement pursuant to the Guaranty, dated as of March 31, 1998 (the "Sing Tel Term Guaranty"), made by Sing Tel to the Administrative Agent, for its own benefit and for the benefit of the Banks;

            WHEREAS, Baron has guaranteed the punctual payment when due of the Tranche C Loans of the Borrower under the Term Credit Agreement pursuant to the Guaranty, dated as of March 31, 1998 (the "Baron Term Guaranty" and, together with the Hughes Term Guaranty and the Sing Tel Term Guaranty, the "Term Guarantees"), made by Baron to the Administrative Agent, for its own benefit and for the benefit of the Banks;

            WHEREAS, the Borrower has agreed to reimburse each Guarantor for any payment made by such Guarantor under its Term Guaranty pursuant to a Guaranty Issuance Agreement, dated as of March 31, 1998 (as amended, the "Guaranty Issuance Agreement"), by and among the Guarantors, the Borrower and Motient Holdings, Inc. ("Motient Sub");

            WHEREAS, the Borrower granted a security interest to Hughes, as agent for the Guarantors (the "Guarantor Agent"), for the ratable benefit of the Guarantors in and to certain collateral, including the XM Shares, to secure its obligations under the Guaranty Issuance Agreement pursuant to the Reimbursement Security and Pledge Agreement, dated as of March 31, 1998 (the "Reimbursement Security Agreement"), between the Borrower and the Guarantor Agent;

            WHEREAS, the Borrower has defaulted on its obligations to the Banks under the Term Credit Agreement, including, without limitation, by failure to apply certain Net Cash Proceeds received from Aether Systems, Inc. to repay loans in accordance with the Asset Sale Waiver dated as of October 20, 2000 and by Motient Sub's failure to make an interest payment in respect of the Senior Notes;

            WHEREAS, on November 6, 2001, the Banks declared the Loans (together with all interest accrued thereon) to be immediately due and payable, and demanded that the Borrower and the Guarantors honor their contractual obligations to repay the Loans and all other amounts due under the Term Credit Agreement in full;

            WHEREAS, the Borrower is unable to honor its obligations to the Banks to repay the Loans and all other amounts due under the Term Credit Agreement in full and the Borrower is unable to honor its obligations to the Guarantors under the Guaranty Issuance Agreement to reimburse the Guarantors for their payments under their respective Term Guarantees;

            WHEREAS, the Guarantors have succeeded to the rights of the Banks against the Borrower under the Term Credit Agreement and the Term Security Agreement following payment on November 14, 2001 by the Guarantors to the Banks pursuant to the Term Guarantees of the Loans and all other amounts due under the Term Credit Agreement;

            WHEREAS, the Term Security Agreement permits the Administrative Agent on behalf of the Banks (and the Guarantors as subrogees to the Banks) to foreclose upon the XM Shares as a result of the failure by the Borrower to repay the Loans and all other amounts due under the Term Credit Agreement and the Borrower acknowledges it has and will have no defenses to such foreclosure;

            WHEREAS, the Reimbursement Security Agreement permits the Guarantor Agent on behalf of the Guarantors to foreclose upon the XM Shares as a result of the failure by the Borrower to reimburse the Guarantors and the Borrower acknowledges it has and will have no defenses to such foreclosure;

            WHEREAS, the Borrower has offered to transfer ownership of XM Shares in satisfaction of the obligations of the Borrower under the Term Credit Agreement, the Term Security Agreement, the Guaranty Issuance Agreement and the Reimbursement Security Agreement to the Guarantors in lieu of foreclosure upon such XM Shares subject to the terms and conditions contained in this Agreement;

            WHEREAS, on November 15, 2001, the Borrower sold, at the request of the Guarantors, 500,000 XM Shares for an aggregate net amount of $4,749,841.66 (the "XM Proceeds"); and

            WHEREAS, concurrently with the execution of this Agreement, the parties hereto will enter into a Revolving Loan Master Agreement, dated as of the date hereof (the "Revolving Loan Master Agreement"), relating to the Revolving Credit Agreement described therein;

            NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, it is hereby agreed as follows:

            1.    Recitals.  Each of the parties hereby acknowledges and agrees
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that each and all of the recitals set forth above are true and correct and are incorporated into this Agreement by reference.

            2.    Definitions.  Capitalized terms used herein and not otherwise
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defined herein are used herein as defined in the Term Credit Agreement.

            3.    Assignment of the XM Shares and XM Proceeds. (a) In full
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satisfaction of it obligation to Hughes for Hughes' payment under the Hughes
Term Guaranty, and its obligations to Hughes under the Term Credit Agreement, the Term Security Agreement, the Guaranty Issuance Agreement, the Reimbursement Security Agreement and the Tranche A Loans, the Borrower assigns, transfers, conveys and delivers to Hughes 1,097,248 XM Shares (the "Hughes Shares"), free and clear of all Liens, and a portion of the XM Proceeds in an amount equal to $3,562,381.24 (the "Hughes Proceeds").

                  (b) In full satisfaction of its obligation to Sing Tel for Sing Tel's payment under the Sing Tel Term Guaranty, and its obligations to Sing Tel under the Term Credit Agreement, the Term Security Agreement, the Guaranty Issuance Agreement, the Reimbursement Security Agreement and the Tranche B Loans, the Borrower assigns, transfers, conveys and delivers to Sing Tel 182,875 XM Shares (the "Sing Tel Shares"), free and clear of all Liens, and a portion of the XM Proceeds in an amount equal to $593,730.21 (the "Sing Tel Proceeds").

                  (c) In full satisfaction of its obligation to Baron for Baron's payment under the Baron Term Guaranty, and its obligations to Baron under the Term Credit Agreement, the Term Security Agreement, the Guaranty Issuance Agreement, the Reimbursement Security Agreement and the Tranche C Loans, the Borrower assigns, transfers, conveys and delivers to Baron 182,875 XM Shares (the "Baron Shares"), free and clear of all Liens, and a portion of the XM Proceeds in an amount equal to $593,730.21 (the "Baron Proceeds").

            4. Closing. Subject to the terms and conditions contained herein, the closing for the sale and purchase of the XM Shares (the "Closing") shall occur at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 at 10:00 A.M. New York City time as promptly as practicable, but in no event later than the third Domestic Business Day, following execution of this Agreement by the Borrower and each of the Guarantors, or such other location, time or date as may be agreed to in writing by the Borrower and the Guarantors (the "Closing Date").

            5.    Transaction on the Closing Date.  At the Closing:
                  -------------------------------

                  (a) the Borrower will deliver, or cause to be delivered, to Hughes the Hughes Shares, together with duly executed stock powers in favor of Hughes, and the Hughes Proceeds;

                  (b) the Borrower will deliver, or cause to be delivered, to Sing Tel the Sing Tel Shares, together with duly executed stock powers in favor of Sing Tel, and the Sing Tel Proceeds;

                  (c) the Borrower will deliver, or cause to be delivered, to Baron the Baron Shares, together with duly executed stock powers in favor of Baron, and the Baron Proceeds; and

                  (d) the Borrower will pay $175,000 to Hughes, $116,000 to Sing Tel and $35,000 to Baron (or such lesser amount that may be invoiced to the Borrower by any Guarantor) in full satisfaction of the Borrower's obligations in respect of all fees and expenses (including without limitation, reasonable attorneys' fees) incurred by such Guarantors in connection with the execution of this Agreement and the Revolving Loan Master Agreement and the consummation of the transactions contemplated hereby and thereby.

            6.    Transfer of Registration Rights.
                  -------------------------------

                  (a) The Borrower hereby transfers to Hughes one of its "Demand Registration" rights (the "Demand Registration Right") under Section 2.1(f) of that certain Amended and Restated Registration Rights Agreement, dated as of August 8, 2000 (the "XM Registration Agreement"), by and among XM Radio, the Borrower and the other parties thereto, and all rights associated with such Demand Registration Right, including those rights set forth in the last two sentences of Section 2.1(f) of the XM Registration Agreement. Such Demand Registration Right shall also be subject to the limitations set forth in the XM Registration Agreement.

                  (b) The Borrower hereby transfers to Hughes, Sing Tel and Baron the "Shelf Registration" rights (the "Shelf Registration Right") under
Section 2.2 of the XM Registration Agreement and the "Piggyback Registration" rights (the "Piggyback Registration Right" and, together with the Demand Registration Right and the Shelf Registration Right, the "Registration Rights") under Section 2.3 of the XM Registration Agreement associated with the Hughes Shares, Sing Tel Shares and Baron Shares, respectively, and all rights associated with such Shelf Registration Right and Piggyback Registration Right. Such Shelf Registration Right and Piggyback Registration Right shall also be subject to the limitations set forth in the XM Registration Agreement.

                  (c) The Borrower agrees to promptly notify XM Radio that such transfer of the Registration Rights has occurred and upon the request of any Guarantor, the Borrower will execute such further documents and instruments reasonably necessary to vest such rights in such Guarantor.

                  (d) The Borrower represents and warrants to Hughes that the Borrower has not transferred to any other transferee the right to initiate any Demand Registration (as defined in the XM Registration Agreement), except the one Demand Registration Right transferred to Rare Medium Group, Inc. ("Rare Medium") pursuant to that certain letter agreement, dated October 12, 2001, from the Borrower to Rare Medium.

            7.    Representations and Warranties of the Borrower.  The Borrower
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hereby represents and warrants to each of the Guarantors that:

                  (a) Organization and Good Standing. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

                  (b) Authorization of Agreement. The Borrower has all requisite
                      --------------------------
power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Borrower in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Borrower Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Borrower Documents will be at or prior to the Closing, duly and validly executed and delivered by the Borrower and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Borrower Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  (c) Conflicts; Consents of Third Parties. None of the
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execution and delivery by the Borrower of this Agreement and the Borrower
Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Borrower with any of the provisions hereof or thereof will
(i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or comparable organizational documents of the Borrower; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under that certain Amended and Restated Shareholders' Agreement, dated as of August 8, 2000, by and among XM Radio and the other parties thereto or the XM Registration Agreement, or any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Borrower is a party or by which the Borrower or any of its properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Borrower is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Borrower.

                  (d) Ownership and Transfer of XM Shares. The Borrower is the
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record and beneficial owner of the XM Shares, free and clear of any and all
Liens other than the Liens referred to in the Recitals hereto, and the Borrower has continuously owned such XM Shares since at least October 8, 1999. The Borrower has the corporate power and authority to transfer, assign and deliver such XM Shares as provided in this Agreement, and such delivery will convey to the Guarantors good and marketable title to such XM Shares, free and clear of any and all Liens, except the Liens referenced above.

            8. Representations and Warranties of the Guarantors. Each of the Guarantors hereby severally represents and warrants to the Borrower that such Guarantor paid to the Banks, pursuant to such Guarantor's Term Guaranty, all amounts demanded by the Banks from such Guarantor as payment in full of the Loans and all other amounts due under the Term Credit Agreement.

            9.    Releases.
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                  (a) Subject to Section 10 below, immediately following the closing of the transactions contemplated by this Agreement and the Revolving Loan Master Agreement, each Guarantor releases any and all Liens held by such Guarantor against the Borrower, any Subsidiary of the Borrower or any assets of the Borrower or any of the Borrower's Subsidiaries. Each of the Guarantors agrees to execute and deliver or file, at the Borrower's expense, such termination statements and take such other actions as are reasonably necessary to effect such release.

                  (b) The Borrower hereby releases and discharges each of the Guarantors, and their respective subsidiaries, directors, officers, shareholders, affiliates, employees, agents and representatives (collectively, the "Guarantor Releasees") from any and all claims, demands, causes of action and liabilities of any kind whatsoever, whether known or unknown, which the Borrower ever had, now has, or hereafter may have against the Guarantor Releasees arising out of or relating to this Agreement and the Term Credit Agreement, and the transactions contemplated hereby and thereby, except for those continuing obligations set forth in this Agreement.

                  (c) Subject to Section 10 below and any continuing obligations set forth in this Agreement, each of the Guarantors hereby releases and discharges the Borrower, and its subsidiaries, directors, officers, shareholders, affiliates, employees, agents and representatives (collectively, the "Borrower Releasees") from any and all claims, demands, causes of action and liabilities of any kind whatsoever, whether known or unknown, which such Guarantor ever had, now has, or hereafter may have against the Borrower Releasees arising out of or relating to this Agreement and the Term Credit Agreement, and the transactions contemplated hereby and thereby.

            10. Reinstatement of Obligations to Guarantors. The Borrower agrees that, if any assignment of XM Shares by the Borrower to any Guarantor pursuant to this Agreement is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of such XM Shares are required to be returned by any Guarantor to the Borrower, its estate, trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such assignment or repayment, the Borrower's liability to such Guarantor under the Term Credit Agreement, the Term Security Agreement, the Guaranty Issuance Agreement and the Reimbursement Security Agreement (and any Lien securing such liability) shall be and remain in full force and effect, as fully as if such assignment or repayment had never been made, and the Term Credit Agreement, the Term Security Agreement, the Guaranty Issuance Agreement and the Reimbursement Security Agreement (and such
Lien) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Borrower in respect of the amount of such assignment or repayment (or any Lien securing such obligation), and Sections 9(a) and 9(c) shall become null and void with no force or effect.

            11.   Further Assurances.  Each of the parties hereto agrees to
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execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

            12.   Counterparts.  This Agreement may be executed in any number
                  ------------
of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

            13.   Notices. All notices and other communications under this
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Agreement shall be in writing and shall be deemed given when delivered by hand or by courier service, or upon electronic confirmation of facsimile transmission, or upon delivery by certified mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

                  If to the Borrower, to:

                  Motient Corporation
                  10802 Parkridge Boulevard
                  Reston, Virginia 20191
                  Attn: General Counsel
                  Facsimile: (703) 758-6134

                  If to Hughes, to:

                  Hughes Electronics Corporation
                  200 North Sepulveda Boulevard
                  18th Floor
                  MS-154
                  El Segundo, California 90245
                  Attn: O'Donnell Iselin
                  Facsimile: (310) 640-1734

                  If to Sing Tel, to:

                  Singapore Telecommunications Ltd.
                  31 Exeter Road
                  #26-00 Comcentre
                  Singapore 239732
                  Republic of Singapore
                  Attn: Chua Loh Yim Kew (Mrs.)
                  Facsimile: 011-65-8353920

                  If to Baron, to:

                  Baron Capital Partners, L.P.
                  767 Fifth Avenue
                  New York, New York 10153
                  Attn: Mr. Morty Schaja
                  Facsimile: (212) 759-7529

                  With a copy to:

                  Baron Capital Partners, L.P.
                  767 Fifth Avenue
                  New York, New York 10153
                  Attn: Linda Martinson, Esq.
                  Facsimile: (212) 759-7529

            14.   Severability.  If any provision of this Agreement is invalid
                  ------------
or unenforceable, the balance of this Agreement shall remain in effect.

            15.   Governing Law.  This Agreement shall be governed by and
                  -------------
construed in accordance with the laws of the State of New York without regard to conflict of law principles.

            16.   Headings.  Headings are for convenience only and shall not
                  --------
affect the interpretation of this Agreement.

                            [SIGNATURES ON NEXT PAGE]




            IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

                                    MOTIENT CORPORATION


                                    By: /s/ Walter V. Purnell, Jr.
                                        --------------------------------
                                    Name: Walter V. Purnell, Jr.
                                    Title: President and Chief Executive Officer

                                    HUGHES ELECTRONICS CORPORATION


                                    By: /s/ Patrick T. Doyle
                                        --------------------------
                                    Name: Patrick T. Doyle
                                    Title: Corporate Vice President, Treasurer

                                    SINGAPORE TELECOMMUNICATIONS LTD.


                                    By: /s/ Tay Chek Khoon
                                        ---------------------------
                                    Name: Tay Chek Khoon
                                    Title: Vice President (Satellite Business
                                    and Global Management)

                                    BARON CAPITAL PARTNERS, L.P.

                                    By: Baron Capital Management, Inc.


                                    By: /s/ Linda S. Martinson
                                        --------------------------------
                                    Name: Linda S. Martinson
                                    Title: Vice President and General Counsel